--------------------------------------------------------------------------------

                                   UAM FUNDS
                           NEWBOLD'S EQUITY PORTFOLIO

--------------------------------------------------------------------------------

OFFICERS AND TRUSTEES

Norton H. Reamer                        Michael E. DeFao
Trustee, President and Chairman         Secretary

John T. Bennett, Jr.                    Karl O. Hartmann
Trustee                                 Assistant Secretary

Philip D. English                       Gary L. French
Trustee                                 Treasurer

William A. Humenuk                      Robert R. Flaherty
Trustee                                 Assistant Treasurer

Peter M. Whitman, Jr.                   Gordon M. Shone
Trustee                                 Assistant Treasurer

William H. Park
Vice President

--------------------------------------------------------------------------------

INVESTMENT ADVISER
 Newbold's Asset Management, Inc.
 950 Haverford Road
 Bryn Mawr, PA 19010

--------------------------------------------------------------------------------

ADMINISTRATOR
 UAM Fund Services, Inc.
 211 Congress Street
 Boston, MA 02110

--------------------------------------------------------------------------------

CUSTODIAN
 The Chase Manhattan Bank
 3 Chase MetroTech Center
 Brooklyn, NY 11245

--------------------------------------------------------------------------------

LEGAL COUNSEL
 Stradley, Ronon, Stevens & Young LLP
 2600 One Commerce Square
 Philadelphia, PA 19103

--------------------------------------------------------------------------------

INDEPENDENT ACCOUNTANTS
 Price Waterhouse LLP
 160 Federal Street
 Boston, MA 02110

--------------------------------------------------------------------------------

DISTRIBUTOR
 UAM Fund Distributors, Inc.
 211 Congress Street
 Boston, MA 02110

--------------------------------------------------------------------------------

This report has been prepared for shareholders and may be distributed to others only if preceded or accompanied by a current prospectus.




================================================================================



                       [LOGO OF UAM FUNDS APPEARS HERE]



                                   NEWBOLD'S
                                    EQUITY
                                   PORTFOLIO



================================================================================




                                 ANNUAL REPORT
                                APRIL 30, 1997

Fellow Shareholder:

  During Newbold's Equity Portfolio's 1997 fiscal year, which ended on April 30, the stock market extended its long-running rally. The S&P 500 Index posted a total return of 25.12% in this period, and the average Growth & Income fund as calculated by Lipper Analytical Services delivered a return of 18.51%. The Portfolio provided a return of 19.89% during the fiscal year.

MARKET PERSPECTIVE

  The fiscal year ended April 30, 1997, marked a continuation in the historic rise in equity prices that began in August 1982. If we turned back the clock to July 31, 1982, we would find that the yield on the 30-year Treasury bond stood at 13.4% (vs. 7.0% as of April 30, 1997), the year-over-year increase in the Consumer Price Index was 6.6% (vs. 2.5% as of April 30), and the annualized total return of the S&P 500 Index over the previous fourteen years was under 6%. Over the subsequent 14+ years from August 1982 through April 1997, a period that included two of the longest economic expansions in the last half-century, the S&P 500 Index produced an astonishing annualized return of 18.54%.

  It is worth noting that the performance record of the S&P 500 Index since 1994 has been dominated by relatively few of the very largest capitalization stocks that are members of the Index. To illustrate, while the return of the capitalization-weighted S&P 500 Index was 25.12% for the twelve months ended April 30, 1997, the return of the average stock in the S&P 500 Index on an equal-weighted basis was a mere 10.52%. Under these unusual conditions, it has proven to be difficult for most active managers like Newbold's, who manage broadly diversified portfolios, to keep pace with the popular averages.

  The powerful forces that contributed to this unprecedented rise in the value of financial assets have been well documented and may continue to propel equity returns to above-average levels for some time to come. We believe, however, that overall market returns are bound to regress eventually toward the long-term average and that indexing strategies will eventually be less successful as the market broadens. More traditional value considerations, such as dividend yields and price relative to earnings, will not be as outdated a notion as they have appeared in recent times, and our fundamental value approach should continue to produce solid returns.

PORTFOLIO COMMENTS AND STRATEGY

  Newbold's investment approach seeks to earn a solid return for investors primarily through the careful selection of stocks that we believe are undervalued by the market. During the fiscal year, favorable stock selection in the computers and health care segments contributed positively to the Portfolio's performance relative to the S&P 500 Index. The beverages, food and tobacco segment produced lagging results during the period.

  During the second half of the fiscal year we significantly increased the Portfolio's weighting in bank and insurance stocks. The financial sector currently represents a significant share of our holdings. In spite of the strong performance of the sector in recent years, we feel that this part of the market may still offer good value with the potential for above-average earnings gains. Over the same period we also trimmed the Portfolio's exposure to utilities and telecommunications stocks by a substantial amount. Although these industries appear by some measures to offer low valuations and attractive dividend yields, the potentially treacherous waters of industry deregulation make us cautious.

  Your investment team is focused on uncovering promising investment opportunities among companies that possess compelling valuations, healthy balance sheets and improving fundamental outlooks. As usual, the characteristics of the Portfolio are distinguished by an above-average dividend yield and a below-average price-to earnings ratio. While we have some concerns regarding the lofty valuation levels of the equity market, we continue to remain fully invested in the belief that our value-oriented strategy will enable us to participate in the market's generally upward trend while offering some protection from declines.

NEWBOLD'S ASSET MANAGEMENT, INC.


The investment results presented in the Adviser's letter represent past performance and should not be construed as a guarantee of future results. If the Adviser did not have temporary fee waivers and did not assume expenses on behalf of the Portfolio, total return for the Portfolio would have been lower. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Performance Comparison
--------------------------------------------------------------------------------
           COMPARISON OF CHANGE IN VALUE OF $10,000 PURCHASE IN THE
   NEWBOLD'S EQUITY PORTFOLIO AND THE STANDARD & POOR'S 500 INDEX (S&P 500)


                  -----------------------------------------
                        AVERAGE ANNUAL TOTAL RETURN**
                       FOR PERIOD ENDED APRIL 30, 1997
                  -----------------------------------------
                        1 YEAR         SINCE 9/13/95*++
                  -----------------------------------------
                        19.89%             19.33%
                  -----------------------------------------


                            [LINE GRAPH APPEARS HERE]


                                     NEWBOLD'S
                                  EQUITY PORTFOLIO             S&P 500 INDEX+
                9/13/95*++            10,000                      10,000
                4/30/96               11,131                      11,813
                4/30/97               13,345                      14,780

Past performance is not predictive of future performance. Your investment return and principal value will fluctuate. When shares are redeemed, they may be worth more or less than the original cost.

*  Commencement of Operations

** Total return of the Portfolio reflects fees waived and expenses assumed by the Adviser. Without such reduction of expenses, total return would be lower.

+ The comparative index is not adjusted to reflect expenses or other fees that the SEC requires to be reflected in the Portfolio's performance. The fees, if reflected, would reduce the performance quoted. The Portfolio's performance assumes the reinvestment of all dividends and distributions. The comparative index has been adjusted to reflect reinvestment of dividends on securities in the index.

++ For comparative purposes, the value of the S&P 500 Index on 8/31/95 is used as the beginning value on 9/13/95.


                      Definition of the Comparative Index
                      -----------------------------------

The S&P 500 Index is an unmanaged index composed of 400 industrial, 40 financial, 40 utilities and 20 transportation stocks.


Please note that one cannot invest in an unmanaged index.

NEWBOLD'S EQUITY PORTFOLIO
PORTFOLIO OF INVESTMENTS
April 30, 1997

                                                              SHARES   VALUE+
--------------------------------------------------------------------------------
COMMON STOCKS (99.6%)
--------------------------------------------------------------------------------
AEROSPACE & DEFENSE (1.4%)
 United Technologies Corp. ..................................  2,400 $  181,500
--------------------------------------------------------------------------------
AUTOMOTIVE (0.9%)
 Borg-Warner Automotive, Inc. ...............................  2,700    113,400
--------------------------------------------------------------------------------
BANKS (15.4%)
 Banc One Corp. .............................................  3,600    152,550
 BankBoston Corp. ...........................................  4,200    305,550
 Chase Manhattan Corp. ......................................  4,500    416,812
 First Union Corp. ..........................................  4,600    386,400
 Fleet Financial Group, Inc. ................................  6,300    384,300
 NationsBank Corp. ..........................................  5,000    301,875
                                                                     ----------
                                                                      1,947,487
--------------------------------------------------------------------------------
BEVERAGES, FOOD & TOBACCO (2.6%)
 RJR Nabisco Holdings Corp. ................................. 11,100    330,225
--------------------------------------------------------------------------------
CHEMICALS (0.5%)
 Rohm & Haas Co. ............................................    700     58,275
--------------------------------------------------------------------------------
COMPUTERS (5.0%)
 Avnet, Inc. ................................................  3,900    237,412
 International Business Machines Corp. ......................  2,500    401,875
                                                                     ----------
                                                                        639,287
--------------------------------------------------------------------------------
CONSTRUCTION (1.7%)
 Masco Corp. ................................................  5,650    213,287
--------------------------------------------------------------------------------
ENERGY (13.1%)
 Amoco Corp. ................................................  3,750    313,594
 Atlantic Richfield Co. .....................................    900    122,512
 Exxon Corp. ................................................  5,970    338,051
 Mobil Corp. ................................................  2,500    325,000
 Repsol S.A. ADR ............................................  6,500    272,188
 USX-Marathon Group ......................................... 10,200    281,775
                                                                     ----------
                                                                      1,653,120
--------------------------------------------------------------------------------
HEALTH CARE (3.3%)
 Aetna, Inc. ................................................  4,600    419,175
--------------------------------------------------------------------------------


    The accompanying notes are an integral part of the financial statements.

NEWBOLD'S EQUITY PORTFOLIO
PORTFOLIO OF INVESTMENTS--(CONTINUED)
April 30, 1997

                                                             SHARES   VALUE+
--------------------------------------------------------------------------------
COMMON STOCKS--(CONTINUED)
--------------------------------------------------------------------------------
INDUSTRIAL (5.4%)
 AGCO Corp. ................................................ 10,400 $   269,100
 Case Corp. ................................................  7,500     415,312
                                                                    -----------
                                                                        684,412
--------------------------------------------------------------------------------
INSURANCE (9.3%)
 Allstate Corp. ............................................  3,900     255,450
 Equitable of Iowa Cos. ....................................  2,600     127,075
 ITT Hartford Group, Inc. ..................................  6,200     461,900
 Travelers, Inc. ...........................................  6,000     332,250
                                                                    -----------
                                                                      1,176,675
--------------------------------------------------------------------------------
MANUFACTURING (3.8%)
 Harnischfeger Industries, Inc. ............................  9,100     378,787
 Parker-Hannifin Corp. .....................................  2,000      99,500
                                                                    -----------
                                                                        478,287
--------------------------------------------------------------------------------
METALS (3.0%)
 Aluminum Company of America ...............................  2,700     188,663
 Reynolds Metals Co. .......................................  2,800     190,050
                                                                    -----------
                                                                        378,713
--------------------------------------------------------------------------------
OFFICE EQUIPMENT (3.1%)
 Xerox Corp. ...............................................  6,300     387,450
--------------------------------------------------------------------------------
OIL & GAS (2.0%)
 *Noble Drilling Corp. .....................................  7,300     126,838
 *Reading & Bates Corp. ....................................  5,600     125,300
                                                                    -----------
                                                                        252,138
--------------------------------------------------------------------------------
REAL ESTATE (2.8%)
 Meditrust .................................................  5,000     182,500
 Simon Debartolo Group Inc. ................................  6,200     177,475
                                                                    -----------
                                                                        359,975
--------------------------------------------------------------------------------
REAL ESTATE INVESTMENT TRUSTS (1.7%)
 Equity Residential Properties Trust .......................  4,800     210,000
--------------------------------------------------------------------------------


    The accompanying notes are an integral part of the financial statements.

NEWBOLD'S EQUITY PORTFOLIO
PORTFOLIO OF INVESTMENTS--(CONTINUED)
April 30, 1997

                                                            SHARES    VALUE+
--------------------------------------------------------------------------------
COMMON STOCKS--(CONTINUED)
--------------------------------------------------------------------------------
RETAIL (4.9%)
 American Stores Co. ......................................   4,800 $   218,400
 Dillard Department Stores, Class A .......................   6,500     200,688
 *Nine West Group, Inc. ...................................   5,000     198,125
                                                                    -----------
                                                                        617,213
--------------------------------------------------------------------------------
TELECOMMUNICATIONS (5.7%)
 GTE Corp. ................................................   7,800     357,825
 NYNEX Corp. ..............................................   7,000     362,250
                                                                    -----------
                                                                        720,075
--------------------------------------------------------------------------------
TRANSPORTATION (7.8%)
 Burlington Northern Santa Fe .............................   2,700     212,625
 Delta Air Lines, Inc. ....................................   1,400     128,975
 Hertz Corp., Class A .....................................   4,000     116,000
 Southwest Airlines Co. ...................................   9,600     264,000
 *Team Rental Group, Inc. .................................  11,600     261,000
                                                                    -----------
                                                                        982,600
--------------------------------------------------------------------------------
UTILITIES (6.2%)
 Entergy Corp. ............................................  10,850     253,619
 GPU, Inc. ................................................   4,650     149,963
 PanEnergy Corp. ..........................................   2,950     130,538
 TransCanada Pipelines Ltd. ...............................  13,800     251,850
                                                                    -----------
                                                                        785,970
--------------------------------------------------------------------------------
TOTAL COMMON STOCKS (COST $10,875,956).....................          12,589,264
--------------------------------------------------------------------------------
                                                             FACE
                                                            AMOUNT
--------------------------------------------------------------------------------
SHORT-TERM INVESTMENT (0.3%)
--------------------------------------------------------------------------------
REPURCHASE AGREEMENT (0.3%)
 Chase Securities, Inc. 5.20%, dated 04/30/97, due
  05/01/97, to be repurchased at $45,007, collateralized by
  $45,258 of various U.S. Treasury Notes, 4.75%-6.125%, due
  from 08/31/98-10/31/98, valued at $45,036 (COST $45,000). $45,000      45,000
--------------------------------------------------------------------------------
TOTAL INVESTMENTS (99.9%) (COST $10,920,956)(a)............          12,634,264
--------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

NEWBOLD'S EQUITY PORTFOLIO
PORTFOLIO OF INVESTMENTS--(CONTINUED)
April 30, 1997


                                                                       VALUE+
---------------------------------------------------------------------------------
OTHER ASSETS AND LIABILITIES (NET) (0.1%)....................        $     7,563
---------------------------------------------------------------------------------
NET ASSETS (100%)............................................        $12,641,827
================================================================================

+    See Note A to Financial Statements.
*    Non--Income Producing Security.
ADR--American Depositary Receipt.
(a) The cost for federal income tax purposes was $10,901,697. At April 30, 1997, net unrealized appreciation for all securities based on tax cost was $1,732,567. This consisted of aggregate gross unrealized appreciation for securities of $1,894,511 and aggregate gross unrealized depreciation for all securities of $161,944.






   The accompanying notes are an integral part of the financial statements.

NEWBOLD'S EQUITY PORTFOLIO
STATEMENT OF ASSETS AND LIABILITIES
April 30, 1997


--------------------------------------------------------------------------------
ASSETS
 Investments, at Cost.............................................. $10,920,956
                                                                    ===========
 Investments, at Value............................................. $12,634,264
 Cash..............................................................      18,350
 Receivable due from Investment Adviser--Note B....................      14,959
 Dividends and Interest Receivables................................      14,712
 Other Assets......................................................         149
--------------------------------------------------------------------------------
  Total Assets.....................................................  12,682,434
--------------------------------------------------------------------------------
LIABILITIES
 Payable for Administrative Fees--Note C...........................       7,938
 Payable for Trustees' Fees--Note G................................         478
 Other Liabilities.................................................      32,191
--------------------------------------------------------------------------------
  Total Liabilities................................................      40,607
--------------------------------------------------------------------------------
NET ASSETS......................................................... $12,641,827
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NET ASSETS CONSISTS OF:
 Paid in Capital................................................... $ 9,624,341
 Undistributed Net Investment Income...............................      19,698
 Accumulated Net Realized Gain.....................................   1,284,480
 Unrealized Appreciation...........................................   1,713,308
--------------------------------------------------------------------------------
NET ASSETS......................................................... $12,641,827
================================================================================
INSTITUTIONAL CLASS SHARES
 Shares Issued and Outstanding (Unlimited Authorization, no par
  value)...........................................................   1,098,695
 Net Asset Value, Offering and Redemption Price Per Share.......... $     11.51
================================================================================


    The accompanying notes are an integral part of the financial statements.

NEWBOLD'S EQUITY PORTFOLIO
STATEMENT OF OPERATIONS
For the Year Ended April 30, 1997

----------------------------------------------------------------------------------
INVESTMENT INCOME
 Dividends.................................................           $  412,939
 Interest..................................................               29,553
----------------------------------------------------------------------------------
  Total Income.............................................              442,492
----------------------------------------------------------------------------------
EXPENSES
 Investment Advisory Fees--Note B
  Basic Fees............................................... $ 73,749
  Less: Fees Waived........................................  (73,749)        --
                                                            --------
 Administrative Fees--Note C...............................               70,748
 Registration Fees.........................................               25,546
 Printing Fees.............................................               18,559
 Auditing Fees.............................................               10,386
 Legal Fees................................................               10,340
 Trustees' Fees--Note G....................................                2,190
 Custodian Fees--Note D....................................                1,924
 Other Expenses............................................                1,156
 Expenses Assumed by Adviser--Note B.......................               (7,973)
----------------------------------------------------------------------------------
  Total Expenses...........................................              132,876
 Expense Offset--Note A....................................                  (80)
  Net Expenses.............................................              132,796
----------------------------------------------------------------------------------
NET INVESTMENT INCOME......................................              309,696
----------------------------------------------------------------------------------
NET REALIZED GAIN ON INVESTMENTS...........................            1,768,701
NET CHANGE IN UNREALIZED APPRECIATION/DEPRECIATION ON IN-
 VESTMENTS.................................................              741,741
----------------------------------------------------------------------------------
NET GAIN ON INVESTMENTS....................................            2,510,442
----------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS.......           $2,820,138
=================================================================================



    The accompanying notes are an integral part of the financial statements.

NEWBOLD'S EQUITY PORTFOLIO
STATEMENT OF CHANGES IN NET ASSETS

                                                         YEAR      SEPTEMBER 13,
                                                         ENDED       1995* TO
                                                       APRIL 30,     APRIL 30,
                                                         1997          1996
---------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
 Net Investment Income............................... $   309,696   $   163,403
 Net Realized Gain...................................   1,768,701       128,335
 Net Change in Unrealized Appreciation/Depreciation..     741,741       971,567
---------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations.......................................   2,820,138     1,263,305
---------------------------------------------------------------------------------
DISTRIBUTIONS:
 Net Investment Income...............................    (319,779)     (133,247)
 Net Realized Gain...................................  (1,673,443)      (23,745)
---------------------------------------------------------------------------------
  Total Distributions................................  (1,993,222)     (156,992)
---------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
 Issued--Regular.....................................   1,122,250    18,446,170
       --In Lieu of Cash Distributions...............   1,944,748       134,188
 Redeemed............................................  (5,341,743)   (5,597,015)
---------------------------------------------------------------------------------
  Net Increase (Decrease) from Capital Share
   Transactions......................................  (2,274,745)   12,983,343
---------------------------------------------------------------------------------
 Total Increase (Decrease)...........................  (1,447,829)   14,089,656
Net Assets:
 Beginning of Period.................................  14,089,656           --
---------------------------------------------------------------------------------
 End of Period (including undistributed net
  investment income of $19,698 and $30,156,
  respectively)...................................... $12,641,827   $14,089,656
=================================================================================
(1) Shares Issued and Redeemed:......................
    Shares Issued....................................      99,728     1,820,335
    In Lieu of Cash Distributions....................     183,735        12,814
    Shares Redeemed..................................    (467,635)     (550,282)
---------------------------------------------------------------------------------
                                                         (184,172)    1,282,867
=================================================================================

* Commencement of Operations



    The accompanying notes are an integral part of the financial statements.

NEWBOLD'S EQUITY PORTFOLIO
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA & RATIOS
FOR A SHARE OUTSTANDING THROUGHOUT THE PERIOD

                                                         YEAR    SEPTEMBER 13,
                                                         ENDED     1995* TO
                                                       APRIL 30,   APRIL 30,
                                                         1997        1996
--------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD..................  $ 10.98     $ 10.00
--------------------------------------------------------------------------------
INCOME FROM INVESTMENT OPERATIONS
 Net Investment Income................................     0.24        0.14
 Net Realized and Unrealized Gain on Investments......     1.79        0.98
--------------------------------------------------------------------------------
  Total From Investment Operations....................     2.03        1.12
--------------------------------------------------------------------------------
DISTRIBUTIONS
 Net Investment Income................................    (0.25)      (0.12)
 Net Realized Gain....................................    (1.25)      (0.02)
--------------------------------------------------------------------------------
  Total Distributions.................................    (1.50)      (0.14)
--------------------------------------------------------------------------------
NET ASSET VALUE, END OF PERIOD........................  $ 11.51     $ 10.98
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
TOTAL RETURN+.........................................    19.89%      11.31%***
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
RATIOS AND SUPPLEMENTAL DATA
 Net Assets, End of Period (Thousands)................  $12,642     $14,090
 Ratio of Expenses to Average Net Assets..............     0.90%       0.90%**
 Ratio of Net Investment Income to Average Net
  Assets..............................................     2.10%       2.27%**
 Portfolio Turnover Rate..............................       83%         75%
 Average Commission Rate..............................  $0.0599     $0.0566
--------------------------------------------------------------------------------
Voluntarily Waived Fees and Expenses Assumed by the
 Adviser Per Share....................................  $  0.06     $  0.06
Ratio of Expenses to Average Net Assets Including
 Expense Offsets......................................     0.90%       0.90%**
--------------------------------------------------------------------------------

  * Commencement of Operations
 ** Annualized
*** Not Annualized
  + Total return would have been lower had certain fees not been waived and expenses assumed by the Adviser.



    The accompanying notes are an integral part of the financial statements.

                          NEWBOLD'S EQUITY PORTFOLIO

                         NOTES TO FINANCIAL STATEMENTS

UAM Funds Trust and UAM Funds, Inc. (collectively the "UAM Funds") are registered under the Investment Company Act of 1940, as amended. The Newbold's Equity Portfolio (the "Portfolio"), a portfolio of UAM Funds Trust, is a diversified, open-end management investment company. At April 30, 1997, the UAM Funds were comprised of forty-two active portfolios. The financial statements of the remaining portfolios are presented separately. The Portfolio is authorized to offer two separate classes of shares--Institutional Class Shares and Institutional Service Class Shares. Both classes of shares have identical voting rights (except Institutional Service Class shareholders have exclusive voting rights with respect to matters relating to distribution and shareholder servicing of such shares), dividend, liquidation and other rights. At April 30, 1997, Institutional Class Shares are the only active class of shares for the Newbold's Equity Portfolio. The objective of the Newbold's Equity Portfolio is to achieve maximum long-term total return, consistent with reasonable risk to principal, by investing primarily in a diversified portfolio of undervalued equity securities of statistically attractive companies.

A. SIGNIFICANT ACCOUNTING POLICIES: The following significant accounting policies are in conformity with generally accepted accounting principles. Such policies are consistently followed by the Portfolio in the preparation of its financial statements. Generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results may differ from those estimates.

    1. SECURITY VALUATION: Securities listed on a securities exchange for which market quotations are readily available are valued at the last quoted sales price as of the close of the exchange on the day the valuation is made or, if no sale occurred on such day, at the bid price on such day. Price information on listed securities is taken from the exchange where the security is primarily traded. Over-the-counter and unlisted securities are valued at the current bid price. Short-term investments that have remaining maturities of sixty days or less at time of purchase are valued at amortized cost, if it approximates market value. The value of other assets and securities for which no quotations are readily available is determined in good faith at fair value using methods determined by the Board of Trustees.

    2. FEDERAL INCOME TAXES: It is the Portfolio's intention to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and to distribute all of its taxable income. Accordingly, no provision for Federal income taxes is required in the financial statements.

    3. REPURCHASE AGREEMENTS: In connection with transactions involving repurchase agreements, the Portfolio's custodian bank takes possession of the underlying securities, the value of which exceeds the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is monitored on a daily basis to determine the adequacy of the collateral. In the event of default on the obligation to repurchase, the Portfolio has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. In the event of default or bankruptcy by the other party to the agreement, realization and/or retention of the collateral or proceeds may be subject to legal proceedings.

    Pursuant to an Exemptive Order issued by the Securities and Exchange Commission, the UAM Funds may transfer their daily uninvested cash balances into a joint trading account which invests in one or more repurchase agreements. This joint repurchase agreement is covered by the same collateral requirements as discussed above.

    4. DISTRIBUTIONS TO SHAREHOLDERS: The Portfolio will normally distribute substantially all of its net investment income quarterly. Any realized net capital gains will be distributed annually. All distributions are recorded on ex-dividend date.

                          NEWBOLD'S EQUITY PORTFOLIO

    The amount and character of income and capital gain distributions to be paid are determined in accordance with Federal income tax regulations which may differ from generally accepted accounting principles. These differences are primarily due to differing book and tax treatments in the timing of the recognition of gains or losses on investments, return of capital dividends, and in-kind contributions.

    Permanent book and tax basis differences relating to shareholder distributions resulted in reclassifications of $375 to decrease undistributed net investment income and $365,127 to increase accumulated net realized gain, with a decrease to paid in capital of $364,752.

    Current year permanent book-tax differences, if any, are not included in ending undistributed net investment income (loss) for the purpose of calculating net investment income (loss) per share in the financial highlights.

    5. OTHER: Security transactions are accounted for on trade date, the date the trade was executed. Costs used in determining realized gains and losses on the sale of investment securities are based on the specific identification method. Dividend income is recorded on the ex-dividend date. Interest income is recognized on the accrual basis. Most expenses of the UAM Funds can be directly attributed to a particular portfolio. Expenses which cannot be directly attributed are apportioned among the portfolios of the UAM Funds based on their relative net assets. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses are allocated to each class of shares based upon their relative net assets. Custodian fees for the Portfolio have been increased to include expense offsets, if any, for custodian balance credits.

B. ADVISORY SERVICES: Under the terms of an investment advisory agreement, Newbold's Asset Management Inc. (the "Adviser"), a wholly-owned subsidiary of United Asset Management Corporation ("UAM"), provides investment advisory services to the Portfolio at a fee calculated at an annual rate of 0.50% of average daily net assets. The Adviser has voluntarily agreed to waive a portion of its advisory fees and to assume expenses, if necessary, in order to keep the Portfolio's total annual operating expenses, after the effect of expense offset arrangements, from exceeding 0.90% of average daily net assets.

C. ADMINISTRATION SERVICES: UAM Fund Services, Inc. (the "Administrator"), a wholly-owned subsidiary of UAM, provides and oversees administrative, fund accounting, dividend disbursing and transfer agent services to the UAM Funds under a Fund Administration Agreement (the "Agreement"). Pursuant to the Agreement, the Administrator is entitled to receive annual fees, computed daily and payable monthly, of 0.19% of the first $200 million of the combined aggregate net assets; plus 0.11% of the next $800 million of the combined aggregate net assets; plus 0.07% of the next $2 billion of the combined aggregate net assets; plus 0.05% of the combined aggregate net assets in excess of $3 billion. The fees are allocated among the portfolios of the UAM Funds on the basis of their relative net assets and are subject to a graduated minimum fee schedule per portfolio which rises from $2,000 per month, upon inception of a portfolio, to $70,000 annually after two years. For portfolios with more than one class of shares, the minimum annual fee increases to $90,000. In addition, the Administrator receives a Portfolio-specific monthly fee at an annual rate of 0.06% of average daily net assets of the Portfolio. The Administrator has entered into a Mutual Funds Service Agreement with Chase Global Funds Services Company ("CGFSC"), an affiliate of The Chase Manhattan Bank, under which CGFSC agrees to provide certain

                          NEWBOLD'S EQUITY PORTFOLIO
services, including but not limited to, administration, fund accounting, dividend disbursing and transfer agent services. Pursuant to the Mutual Funds Service Agreement, the Administrator pays CGFSC a monthly fee. For the year ended April 30, 1997, $61,963 was paid to CGFSC for its services.

D. CUSTODIAN: Effective July 17, 1996, The Chase Manhattan Bank (the "Bank"), an affiliate of CGFSC, is custodian for the Portfolio's assets held in accordance with the custodian agreement. For the period July 17, 1996 to April 30, 1997, the amount charged to the Portfolio by the Bank aggregated $1,844, all of which is unpaid at April 30, 1997.

E. DISTRIBUTION SERVICES: UAM Fund Distributors, Inc. (the "Distributor"), a wholly owned subsidiary of UAM, distributes the shares of the Portfolio. The Distributor does not receive any fee or other compensation with respect to the Portfolio.

F. ACCOUNT SERVICES: Effective February 28, 1997, the UAM Funds entered into an Account Services Agreement (the "Services Agreement") with UAM Retirement Plan Services, Inc. ("Service Provider"), a wholly-owned subsidiary of UAM. Under the Services Agreement, the Service Provider agrees to perform certain services for participants in a self-directed, defined contribution plan, and for whom the Service Provider provides participant recordkeeping. Pursuant to the Services Agreement, the Service Provider is entitled to receive, after the end of each month, a fee at the annual rate of 0.15% of the average aggregate daily net asset value of shares of the UAM Funds in the accounts for which they provide services. For the period February 28, 1997 to April 30, 1997, the Portfolio was not charged a fee under the Services Agreement.

G. TRUSTEES' FEES: Each Trustee, who is not an officer or affiliated person, receives $2,000 per meeting attended, which is allocated proportionally among the active portfolios of UAM Funds, plus a quarterly retainer of $150 for each active portfolio of the UAM Funds, and reimbursement of expenses incurred in attending Trustee meetings.

H. PURCHASES AND SALES: For the year ended April 30, 1997, the Portfolio made purchases of $11,713,353 and sales of $14,555,693 of investment securities other than long-term U.S. Government and short-term securities. There were no purchases or sales of long-term U.S. Government securities.

I. LINE OF CREDIT: The Portfolio, along with certain other Portfolios of UAM Funds, collectively entered into an agreement which enables them to participate in a $100 million unsecured line of credit with several banks. Borrowings will be made solely to temporarily finance the repurchase of Capital shares. Interest is charged to each participating Portfolio based on its borrowings at a rate per annum equal to the Federal Funds rate plus 0.50%. In addition, a commitment fee of 1/8th of 1% per annum, payable at the end of each calendar quarter is accrued by each participating Portfolio based on its average daily unused portion of the line of credit. During the year ended April 30, 1997, the Portfolio had no borrowings under the agreement.

J. OTHER: At April 30, 1997, 31.6% of total shares outstanding were held by 2 record shareholders owning more than 10% of the aggregate total shares outstanding.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
UAM Funds Trust and Shareholders of
Newbold's Equity Portfolio

In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Newbold's Equity Portfolio (the "Portfolio"), a Portfolio of UAM Funds Trust, at April 30, 1997, and the results of its operations, the changes in its net assets and the financial highlights for the periods indicated, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Portfolio's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at April 30, 1997 by correspondence with the custodian, provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Boston, Massachusetts
June 9, 1997



--------------------------------------------------------------------------------

FEDERAL INCOME TAX INFORMATION (UNAUDITED):

At April 30, 1997, the Portfolio hereby designates approximately $1,018,000 as a long-term capital gain dividend for the purpose of the dividend paid deduction on its Federal income tax return.

For the year ended April 30, 1997, the percentage of dividends paid from investment company taxable income that qualify for the 70% dividend received deduction for corporate shareholders is 38.38%.

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